EXHIBIT 99.1

GENIUS PRODUCTS, INC. REPORTS RECORD REVENUE, NET INCOME AND EBITDA IN THE SECOND QUARTER 2007 FOR GENIUS PRODUCTS, LLC

Achieves record GAAP net income of $2.1 million and record Adjusted EBITDA of $4.3 million

Generated record gross revenue of $145 million before sales returns, discounts and allowances, an increase of $30 million or 27% compared to the previous quarter.

Generated record revenue of $113 million, net of sales returns, discounts and allowances, an increase of $30 million or 36 % compared to the previous quarter

Achieves record gross margin of 11%

Expects to achieve record gross revenue of $490 - $540 million before sales returns, discounts and allowances and continued profitability in the second half of 2007

Adjusts upwards full year 2007 gross revenue guidance range to $750 - $800 million from previous range of $700 - $800 million

SANTA MONICA, Calif.—August 13, 2007—Genius Products, Inc. (OTC BB: GNPI) today announced record results for the three and six months ended June 30, 2007. For the three months ended June 30, 2007, the Company reported that Genius Products, LLC posted strong revenue growth of 36% over the prior quarter and achieved GAAP net income for the first time. All of the discussion items in this release relate to Genius Products, Inc’s equity investment in Genius Products, LLC and its operating results for the second quarter and first half year ending June 30th, 2007.

Summary Results for the Second Quarter:

•	Record gross revenue of $145 million, before sales returns, discounts and allowances
•	Returns, Discounts and Allowances at 22%
•	Record revenue of $113 million
•	Record gross margin of 11%
•	Record GAAP net income of $2.1 million
•	Record Adjusted EBITDA of $4.3 million

“We are very pleased to report that, as projected, Genius Products, LLC achieved record gross revenue, net revenue, gross profit, net income and Adjusted EBITDA for the second quarter, and continued to improve the leverage and operating efficiencies in our distribution platform,” said Stephen K. Bannon, Chairman. “Second quarter revenue was in line with our expectations and we continue to experience strong growth from both The Weinstein Company (“TWC”) and our non-Weinstein businesses, with our higher margin non-Weinstein business continuing to grow.”

EXHIBIT 99.1

Genius Products, LLC Expects to Achieve the Following 2nd Half and Full Year 2007 Results:

•	Second half 2007 gross revenue of $490 - $540 million before sales returns, discounts and allowances
•	Full year gross revenue guidance of $750 - $800 million before sales returns, discounts and allowances, adjusted upwards from previous guidance of $700 - $800 million
•	Full year revenue, of $525 - $600 million, net of sales returns, discounts and allowances
•	Gross margin to be in the range of approximately 11% for second half of the year; and
•	GAAP profitability for the second half of the year and full year.

“The profitable growth we achieved in the second quarter was driven by solid retail strategies, tight controls on shipments and a diversified content offering through traditional and non-traditional channels’” stated Mr. Trevor Drinkwater, President and CEO. “Currently we are in the sell-in season for the latter half of 2007, and based upon our orders for the third and fourth quarter we are adjusting upwards our full-year revenue guidance range to $750 - $800 million.”

Mr. Drinkwater continued. “In the second half of 2007, we will be offering a strong video release schedule of theatrical titles from The Weinstein Company including Grindhouse - Planet Terror, Grindhouse - Death Proof, 1408, Halloween, Sicko, Who’s Your Caddy, The Nanny Diaries, Redline, The Ex, DOA, Last Legion, and Dedication. We also will have a full season of the well established Classic Media holiday titles including Rudolph the Red-Nosed Reindeer, Santa Claus is Coming to Town and Frosty the Snowman, revenue from new content partners, RHI, Sesame Street the Discovery Channel and revenue from newly launched titles under our Animal Planet and TLC brands. We are expecting a record third quarter and a fourth quarter with gross revenue approximating the gross revenue of our full year 2006.” In addition, we believe we will begin to see our revenue and margins increase from our new co-production business and our expanded relationships with anchor partners in interactive, digital and licensing.

Recently Announced Partnerships and Strategic Initiatives Expected to Increase Revenue and Improve Content Offerings and Services in the Latter Half of 2007:

•	EMI Music North America’s Christian Music Group - opens 2,300 retail stores to Genius

•	RHI Entertainment - launch of co-production and exclusive world-wide distribution for home video and digital rights

EXHIBIT 99.1

•	Acquisition of Castalian Music - offers a vertically integrated solution for direct response campaigns

•
Animal Planet and The Learning Channel ("TLC") from Discovery Communications - provides Genius with exclusive videogram distribution in North America for Animal Planet and TLC branded television properties

•	US Digital Distribution Rights from The Weinstein Company - adds U.S. digital rights for TWC feature films and direct-to-video content

•
New Credit Facility - New three-year, revolving credit facility with an initial commitment of $30 million from Société Générale and up to a total of $70 million to be provided by a consortium of banks including Société Générale, to provide working capital and support phased expansion strategy of co-productions, distribution, marketing, and content acquisitions

•
Additional Content from TWC’s $285 million Asia Film Fund - Added content from The Weinstein Company as a result of their recently completed fund that will fully finance the development, production, acquisition, marketing and distribution of a large slate of Asian themed films over the next six years

“During this quarter we further expanded our distribution capabilities and content offerings through many new relationships including our exclusive distribution agreement with EMI’s Christian retail channel, solidifying our foundation in the faith-based market ,” continued Mr. Bannon. We are also expanding relationships with our existing content partners through traditional and non-traditional distribution and marketing in the areas of interactive, digital and licensing. Our un-paralleled capacity for providing our content partners with multiple distribution opportunities enables them to maximize their home entertainment revenue and positions us to attract additional content partners.”

Looking ahead, the recently established credit facility with Societe Generale provides us with the additional financial flexibility to execute and leverage our established distribution platform with phase two business expansion which includes co-productions with our branded partners in our four verticals of Sports, Family/Faith, Lifestyle and Independent Film, where we expect to own or co-own copyright and distribution rights, greatly enhancing the value of our library. We also remain focused on expanding relationships with our existing content partners through traditional and non-traditional distribution and marketing in the areas of interactive, digital and licensing."

“We are honored to be working with one of the world’s leading media investment banks, Societe Generale. We believe that this new credit facility validates the strength of our expanding relationships with content partners and provides us with the additional financial capacity to drive sustainable, long-term growth in a cost-effective manner,” concluded Stephen K. Bannon.

EXHIBIT 99.1

Genius Products, LLC Actual Results for the Three Months ending June 30, 2007

“Tighter controls on our inventory and vendor managed inventory system during the second quarter resulted in a significant reduction in our returns rate and solid net revenue for the quarter,” stated John Mueller.

Genius generated revenue of $112.7 million, net of sales returns, discounts and allowances of $32.4 million for the three months ended June 30, 2007, compared to revenue of $83.1 million for the prior quarter. By adding back the $32.4 million of sales returns, discounts and allowances, gross revenue for Genius for the three months ended June 30, 2007 was $145.0 million. Revenue for the three months ended June 30, 2007 were primarily composed of sales of TWC titles, Hannibal Rising, Bobby and Arthur and the Invisibles and sales of branded content including World Wrestling Entertainment, Sesame Street and Discovery Kids.

For the three months ended June 30, 2007, total costs of revenue were $99.9 million, compared to $76.2 million for the prior quarter. Genius generated gross profit of $12.8 million for the three months ended June 30, 2007 with a gross profit margin of 11%, compared to a gross profit of $7.0 million with a gross profit margin of 8% for the prior quarter.

Genius’ general and administrative expenses were $10.4 million for the three months ended June 30, 2007, which was 9% of net revenue, and included stock compensation expenses of $0.8 million, professional fees relating to financial reporting of $1.1 million and Castalian general and administrative expenses of $0.8 million. General and administrative expenses for the prior quarter were $9.1 million, amounted to 11% of net revenue, and included non-cash stock compensation expenses of $0.6 million and professional fees relating to financial reporting of $0.9 million

Genius had interest income of $0.1 million and interest expense of $0.4 million during the three months ended June 30, 2007 resulting in a net profit of $2.1 million. Net loss for the prior quarter was $(2.4) million which included $0.2 million in interest income and $0.5 million in interest expense.

Total current assets at June 30 were $116.3 million including $97.6 million of accounts receivable net of allowances. Total royalty advances increased $17.5 million (including commitments of $9 million) from $24.6 million at March 31, 2007 to $42.1 million at June 30, 2007, primarily due to additional branded content deals including Sesame Street and Classic Media.

As of June 30, 2007, Genius Products, LLC had $6.2 million in cash, compared to $10.5 million at March 31, 2007. The Company had no debt as of June 30, 2007.

EXHIBIT 99.1

Genius Products, LLC Actual Results for the Six Months to June 30, 2007

Revenue for the six months ended June 30, 2007, were $195.8 million, net of sales returns, discounts and allowances of $64.1 million. By adding back the $64.1 million of sales returns, discounts and allowances, gross revenue for Genius for the six months ended June 30, 2007 was $260.0 million.

For the six months ended June 30, 2007, total cost of revenue was $176.0 million, and gross profit was $19.7 million, with a gross profit margin of 10%.

For the six months ended June 30, 2007, general and administrative expenses were $19.5 million, amounted to 10% of net revenue, and included non-cash stock compensation expense of $1.4 million and expenses associated with financial reporting of $2.0 million.

For the six months ended June 30, 2007, interest income was $0.3 million and interest expense was $0.8 million. As a result of the foregoing, Genius’ net loss was $0.3 million for the six months ended June 30, 2007.

“We have built a superior marketing and distribution platform to service our branded content partners and major retailers, acquired content from the some of the best known brands in sports, faith/family, lifestyle and independent film, and we are now beginning to truly benefit from the operating leverage potential of our company as we approach what will be a record second half,” concluded Trevor Drinkwater.

Investor Conference Call

The Company’s executives will host an investor conference call to discuss the results on August 13th at 9:00 a.m., Eastern Time (6:00 a.m. Pacific Time). Investors are invited to listen to Genius Products' conference call by dialing 866-510-0708 and using the passcode 32469223. International callers can dial 617-597-5377 and enter the same passcode. There will also be a simultaneous webcast available at the Investor Relations portion of the Genius Products website at www.geniusproducts.com.

A replay of the call will be available until August 27th and can be accessed by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and using the passcode 74175122. A replay webcast will also be available at the Investor Relations portion of the Genius Products website at www.geniusproducts.com.

About Genius Products

Genius Products, Inc. (OTCBB:GNPI - News), along with The Weinstein Company Holdings LLC, together owns Genius Products, LLC, a leading independent home-entertainment distribution company that produces, licenses and distributes a valuable library of motion pictures, television programming, family, lifestyle and trend entertainment on DVD and other emerging platforms through its expansive network of retailers throughout the U.S. Genius handles the distribution, marketing and sales for such brands as Asia Extreme(TM), Discovery Kids(TM), Dragon Dynasty(TM) , Dimension Films(TM), ESPN®, IFC®, RHI Entertainment(TM), Sesame Workshop®, The Weinstein Company® and WWE®. Genius Products, Inc. is the managing member of Genius Products, LLC, in which it holds a 30% equity interest.

EXHIBIT 99.1

Use of Non-GAAP Financial Information

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as presented in this press release and management's audio presentation is a non-GAAP financial measure that represents GAAP net income excluding the effects of a variety of charges and credits that are required to be included in a GAAP presentation, including non-cash compensation expense related to FAS 123(R), depreciation, amortization, taxes, interest income, interest expense. Adjusted EBITDA may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes the Adjusted EBITDA presentation enhances an overall understanding of Genius Products’ financial performance from operations, and it is used by management for that purpose. The Company believes Adjusted EBITDA provides useful information to investors about the Company’s financial performance because it eliminates the effects of period to period changes in non-cash compensation expenses, depreciation, amortization, interest income, interest expense and taxes, all of which the Company believes are not reflective of the underlying performance of its ongoing operations. Measures similar to Adjusted EBITDA are also widely used by the Company and other companies in the industry to evaluate and price potential acquisition candidates. In addition, the Company presents these measures because the Company believes they are frequently used by analysts, investors and other interested parties in evaluating companies such as Genius Products. Since Genius Products has historically reported non-GAAP results to the investment community, management believes the inclusion of this non-GAAP financial measure provides consistency in its financial reporting. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of Genius Products recorded costs against its revenue. Management compensates for these limitations in non-GAAP measures by also evaluating performance based on traditional GAAP financial measures. Accordingly, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

Safe Harbor Statement

Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect Genius Products’ business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our revenue, net income and profitability in 2007 and beyond, the period during which Genius Products will achieve profitability, our projected revenue from TWC and non-TWC content in 2007 and beyond, increases in sales volume, our anticipated growth in revenue and content, our ability to forecast returns, our ability to successfully position ourselves as a leading home entertainment distributor, the number of anticipated releases per year under our agreements with our content partners, the anticipated timing and performance of new releases, our anticipated co-productions with our co-producing partners and our anticipated expansion into new lines of business and/or new territories. Actual results could vary for many reasons, including but not limited to, our ability to acquire and keep valuable content and expand our distribution and co-production partnerships, the unpredictability of audience demand, the success of The Weinstein Company titles at the box office and the popularity of our titles on DVD, our ability to perform under the terms of our agreement with our content providers, our ability to comply with the terms of our credit facility with Société Générale, our ability to continue to manage our significant growth, our ability to continue to attract and keep experienced management, the effect of technological change, the availability of alternative forms of entertainment and our ability to maximize our operating leverage. Other such risks and uncertainties include the matters described in Genius Products’ filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Financial Tables Follow

EXHIBIT 99.1

GENIUS PRODUCTS, LLC
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2007
(IN THOUSANDS)

ASSETS
Current assets:
Cash and cash equivalents	$6,168
Accounts receivable, net of allowance for doubtful accounts and sales returns of $52,025	97,590
Inventories, net of reserves for obsolescence of $8,539	11,739
Prepaid expenses and other current assets	754
Total current assets	116,251

Restricted cash	315
Property and equipment, net of accumulated depreciation of $236	994
Royalty advances	42,102
Film library, net of accumulated amortization of $1,090	7,592
Goodwill	86,932
Other intangible assets, net of accumulated amortization of $5,297	16,089
Deposits and other	223
Deferred financing fees	366
Total assets	$270,864

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	24,983
Remittance to licensors, including related party	97,604
Accrued advertising and marketing	14,148
Accrued royalties	22,248
Other accrued expenses	8,755
Deferred revenue	3,881
Deferred royalty income	2,000
Notes payable	220
Total current liabilities	173,839

Total members' equity	97,025

Total liabilities and members' equity	$270,864

EXHIBIT 99.1

GENIUS PRODUCTS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007
(IN THOUSANDS)

	Three Months Ended June 30, 2007	Six Months Ended June 30, 2007

Revenues, net of sales returns, discounts and allowances of $32,411 and $64,083	$112,653	$195,770

Total cost of revenues	99,891	176,046
Gross profit	12,762	19,724

Total operating expenses	10,385	19,483
Income from operations	2,377	241

Interest, net	(264)	(527)
Net income (loss)	$2,113	$(286)

GENIUS PRODUCTS, LLC AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
IN THOUSANDS

Three Months
Ended
June 30, 2007
Net income

Net income	$2,113

FAS123R stock option compensation expense	777
Depreciation and amortization	1,150
Interest, net	264
Provision for income taxes	0
Total adjustments	2,191
Adjusted EBITDA (non-GAAP)	$4,304

Contact:
GNPI—Investor Relations
John Mills / Anne Rakunas, 310-954-1100